Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-199966

Amendment No. 1 to Pricing Supplement No. 1345 dated October 1, 2015 to the Prospectus and Prospectus Supplement, each dated November 7, 2014, the Underlying Supplement No. 1a-I dated November 7, 2014 and the Product Supplement No. 4a-I dated November 7, 2014 —

Amendment No. 1 to Pricing Supplement No. 1345

Medium-Term Notes, Series E
Capped Enhanced Participation Basket-Linked Notes due 2017
(Linked to a Basket)

Notwithstanding anything to the contrary set forth in pricing supplement no. 1345 dated October 1, 2015 (the “pricing supplement”), the original issue price of the notes is 100.00% of the principal amount.  J.P. Morgan Securities LLC, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of 2.00% of the principal amount it receives from us to an unaffiliated dealer.  See “Plan of Distribution (Conflicts of Interest)” on page PS-87 of the accompanying product supplement no. 4a-I.  The original issue price is 98.00% of the principal amount for investors in certain fee-based advisory accounts, which reduces the selling commissions specified above with respect to those notes to 0.00%; see “Supplemental Plan of Distribution” on page PS-7 of the pricing supplement.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Factors” on page PS-15 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amendment, the pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with pricing supplement no. 1345 dated October 1, 2015, the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Pricing supplement no. 1345 dated October 1, 2015: http://www.sec.gov/Archives/edgar/data/19617/000119312515337439/d97904d424b2.htm

●	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

●	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Amendment No. 1 dated November 9, 2015 to Pricing Supplement No. 1345 dated October 1, 2015